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                                                                    EXHIBIT 99.1


CONTACT:                                                  FOR IMMEDIATE RELEASE
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Eric H. Bjerkholt (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 526-6840


             INTRABIOTICS ANNOUNCES SETTLEMENT OF LEASE TERMINATION


MOUNTAIN VIEW, CA -- November 27, 2002 -- IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today announced that it entered into a settlement agreement in connection with terminating its lease for approximately 66,000 square feet of space that was scheduled to expire in April 2011. The settlement consisted of rental payments through January 2, 2003, assignment of $1.6 million under letters of credit held by the landlord as a security deposit on the building, a one-time payment of $3.3 million and the issuance to the landlord of 1.25 million shares of IntraBiotics' common stock. In addition, IntraBiotics issued 150,000 shares of its common stock and paid certain fees to a consultant in connection with the settlement.

IntraBiotics also announced that it has entered into a letter of intent to sub-lease substantially all of its remaining real estate obligations, to sell substantially all of its research equipment and to terminate certain equipment leases.

ABOUT INTRABIOTICS PHARMACEUTICALS, INC.

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing and commercializing high-value anti-infectives and oncology therapeutics. Additional information is available at the Company's web site, www.intrabiotics.com.


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